Exhibit 15.1

April 17, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

United States of America

Dear Sirs/Madam:

We have read Item 16.F of CPFL Energia S.A.’s Annual Report on Form 20-F for the year ended December 31, 2016, dated April 17, 2017 (the “Annual Report”), and have the following comments:

1.	We agree with the statements made in the first, second and third paragraphs of Item 16F of the Annual Report.

2.	We have no basis on which to agree or disagree with the statement made in the fourth paragraph of Item 16F of the Annual Report.

Yours truly,

/s/ DELOITTE TOUCHE TOHMATSU

Auditores Independentes

Campinas, Brazil